Exhibit 99.1

Contacts: Pat Sheaffer or Ron Wysaske, Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $1.8 Million In First Quarter;
Credit Quality Improves and Net Interest Margin Expands For Sixth Consecutive Quarter

Vancouver, WA – July 15, 2010 – Riverview Bancorp, Inc. (“Riverview” or the “Company”) (NASDAQ GSM: RVSB) the parent company of Riverview Community Bank (“Bank”) today reported that net income increased to $1.8 million, or $0.16 per diluted share, for the first fiscal quarter ended June 30, 2010, compared to $343,000, or $0.03 per diluted share, for the first quarter a year ago. Riverview’s results for the quarter were highlighted by improvements in net interest margin, deposit growth, increasing capital levels and improved credit metrics.

“We are extremely pleased by the positive results of our first fiscal quarter,” said Pat Sheaffer, Chairman and CEO. “We have seen improvements across all areas of the bank during the first quarter and we continue to benefit from our strong core earnings and improving asset quality. Our net interest income and non-interest income both increased while our provision for loan losses and non-interest expenses decreased compared to the preceding quarter. Our non-performing assets declined for the second consecutive quarter and remain at a manageable level.”

First Quarter Fiscal 2011 Highlights (at or for the period ended June 30, 2010)
•	Net income of $1.8 million, or $0.16 per diluted share.
•	Capital levels remain strong - total risk-based capital ratio is 12.61%, significantly above the “well-capitalized” designation.
•	Net interest margin improved 25 basis points to 4.79% compared to the preceding quarter.
•	Non-performing assets decreased to 5.54% of total assets at June 30, 2010, compared to 5.89% of total assets at March 31, 2010. The second consecutive quarter of declining balances.
•	Allowance for loan losses was 2.73% of total loans and 59.37% of non-performing loans.
•	Total deposits increased $27.5 million during the quarter.
•	Reduced concentration in land development and speculative construction loans by $9.0 million during the quarter. These two segments accounted for 13.4% of the total loan portfolio at June 30, 2010.

Credit Quality
“Real estate valuations appear to have stabilized based on new appraisals received during the first quarter,” said Dave Dahlstrom, EVP and Chief Credit Officer. “We have aggressively recognized our problem credits and we remain focused on mitigating future losses in our portfolio. Charge-offs during the quarter exceeded the quarterly increase in the provision expense, as we charged-off loans that the Company reserved for during prior quarters.” For the first quarter ended June 30, 2010, the provision for loan losses was $1.3 million compared to $3.4 million in net charge-offs.

The provision for loan losses remained elevated, but was significantly lower than the preceding quarter. The Company’s first quarter provision for loan losses was $1.3 million compared to $5.9 million in the preceding quarter and $2.4 million a year ago. “The decrease in the provision for loan losses was a direct result of the improving asset quality trends as well as real estate valuations stabilizing,” stated Dahlstrom. “The preceding quarter’s provision for loan losses was primarily the result of updated valuations for existing problem loans and was not the result of additional new problem assets.”

Non-performing assets (NPAs) decreased during the quarter to $47.9 million, or 5.54% of total assets, at June 30, 2010 compared to $49.3 million, or 5.89% of total assets, at March 31, 2010. “We continue to be very proactive in managing our asset quality,” said Dahlstrom. “We are encouraged by the continued progress we have made during the first quarter. We have experienced a considerable slowdown in new problem loans. The trend of declining NPA balances and improved credit metrics during the last two consecutive quarters indicates that we may have turned the corner on asset quality. We believe if this improving asset quality continues that it will lead to a more consistent level of profitability in future quarters.”

RVSB First Quarter Fiscal 2011 Results
July 15, 2010

Non-performing loans (NPLs) continued to trend downward, improving to $33.0 million during the quarter compared to $41.1 million at their peak level at June 30, 2009. Non-performing loans represented 4.59% of total loans at June 30, 2010, down from the peak level of 5.28% of total loans at June 30, 2009. Land acquisition and development loans and speculative construction loans represented $19.8 million, or 60.1%, of the total NPL balance at June 30, 2010.

Real estate owned (REO) increased to $14.9 million at June 30, 2010 compared to $13.3 million at March 31, 2010. “The increase in REO during the quarter was primarily a result of the normal progression of loans through the credit and foreclosure cycle,” said Dahlstrom. “During the first fiscal quarter, we sold a total of $1.5 million of REO and we have several additional properties which we expect to be resolved during the second and third fiscal quarters. As a result of the write-downs taken on these properties in prior quarters, we had gains on all but one sale during the quarter.” Total gains on the sale of REO properties totaled $147,000 for the quarter ended June 30, 2010. The REO balance consisted primarily of completed residential properties and residential building land and lots.

The Company has remained proactive in reducing its exposure to land development and speculative construction loans and has reduced these portfolios to $96.4 million at June 30, 2010 compared to $237.5 million at their peak at October 31, 2006. Speculative construction loans declined $18.9 million, or 40.2%, compared to June 30, 2009, and represented only 3.9% of the total loan portfolio at June 30, 2010. Land development loans total $68.3 million and represented 9.5% of the total loan portfolio at June 30, 2010.

“Our commercial real estate (CRE) portfolio continues to perform well despite the negative national press these types of loans have received,” said Dahlstrom. “Our underwriting standards for this portfolio, which generally require a minimum debt service coverage ratio of 1.20 or greater, a maximum loan-to-value of 75% and personal guarantees, have significantly contributed to the strong performance of this portion of the loan portfolio. At June 30, 2010, we had only five CRE loans on non-accrual totaling $4.5 million, or 1.3% of total CRE loans. Based on recent appraisals and evaluations of these loans we believe that the Bank will recover substantially all of the principal balances owed on these specific loans.” The total CRE loan portfolio was $352.4 million as of June 30, 2010, of which 29% was owner-occupied and 71% was investor-owned.

“We continue performing a variety of stress tests on the land development and speculative construction loan portfolios and in addition we have continued to receive updated third party appraisals on the underlying collateral of these loans during the past two quarters,” stated Dahlstrom. “As we have progressed through the current credit cycle, our stress tests do not indicate any systemic problems in our CRE loan portfolio. We believe that any potential credit problems within this portfolio will be isolated to specific borrowers and not indicative of the overall portfolio.”

Riverview’s allowance for loan losses was $19.6 million at June 30, 2010 representing 2.73% of total loans. This compares to an allowance for loan losses of $21.6 million, or 2.95% of total loans, at March 31, 2010. The Company’s allowance to non-performing loans was 59.37% at June 30, 2010 compared to 60.10% at March 31, 2010.

Capital and Liquidity
Increasing capital and liquidity levels remains a high priority for management. During the first fiscal quarter, Riverview Community Bank’s capital levels continued to improve. At June 30, 2010, the Bank’s capital levels remain well in excess of the regulatory minimums for well-capitalized banks with a total risk-based capital ratio of 12.61% and a Tier 1 capital ratio of 11.36%. At June 30, 2010, Riverview’s total shareholders’ equity was $85.7 million. Book value was $7.85 per share at June 30, 2010 compared to $7.68 at March 31, 2010 and tangible book value was $5.43 at June 30, 2010 compared to $5.27 at March 31, 2010. Riverview’s tangible shareholder equity was 7.1% of tangible assets at June 30, 2010 and March 31, 2010.

Riverview Community Bank’s actual and required minimum capital amounts and ratios are presented as follows:

June 30, 2010	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital	(dollars in thousands)
(To Risk-Weighted Assets)	$ 90,967	12.61%	$ 57,693	8.00%	$ 72,117	10.00%
Tier 1 Capital
(To Risk-Weighted Assets)	81,889	11.36%	28,847	4.00%	43,270	6.00%
Tier 1 Capital
(To Adjusted Tangible Assets)	81,889	9.78%	33,490	4.00%	41,863	5.00%

RVSB First Quarter Fiscal 2011 Results
July 15, 2010

At June 30, 2010, the Bank had available contingent liquidity of over $300 million through existing funding sources including the Federal Home Loan Bank of Seattle and the Federal Reserve Bank of San Francisco. The Company has improved its liquidity position by the significant reduction in its usage of wholesale borrowings from its peak at June 2009. Riverview Community Bank remains well-capitalized with sufficient liquidity to meet its needs as well as its customer’s needs.

Net Interest Margin
Riverview’s net interest margin increased to 4.79%, a 25 basis point improvement compared to the preceding quarter and a 54 basis point improvement compared to the first quarter a year ago. “Our margin expansion is a direct result of the continued reduction in our deposit costs and a stabilized asset yield,” said Kevin Lycklama, EVP and CFO. “The average rate paid on interest-bearing deposits decreased by 18 basis points compared to the preceding quarter. We anticipate our deposit costs will continue to decline as we benefit from the repricing of maturing higher yielding deposits over the next couple of quarters. The reversal of interest on loans placed on non-accrual status during the quarter resulted in a four basis point reduction in quarterly net interest margin.”

Income Statement
Operating revenue, which consists of net interest income plus non-interest income, increased to $11.3 million compared to $10.4 million in the preceding quarter and $10.8 million a year ago. Net interest income increased to $9.0 million in the first quarter compared to $8.7 million in the first quarter a year ago.

Non-interest income was $2.2 million in the first quarter compared to $1.8 million in the preceding quarter and $2.1 million in the first quarter a year ago. An increase in asset management fees and gains on the sale of REO properties coupled with a decrease in impairment charges on investment securities led to the increase in non-interest income compared to the prior linked quarter.

Non-interest expense decreased to $7.3 million for the first quarter compared to $11.9 million in the preceding quarter and $8.0 million for the first quarter a year ago. The decrease in non-interest expense from the prior linked quarter was primarily related to a reduction in REO related expenses. “While costs related to the current credit cycle continue to impact our non-interest expense, we have remained focused on controlling our operating expenses,” said Ron Wysaske, President and COO.

Balance Sheet Review
Net loans declined $15.0 million during the quarter to $697.8 million at June 30, 2010, compared to $712.8 million at March 31, 2010, and $760.3 million a year ago.

“One of our top priorities is to increase core deposits within our 17 branch network, and the hard work of our dedicated staff within our branches is paying off,” said Wysaske. “In the past 12 months, customer branch deposits have grown by $39.0 million.” Total deposits increased by $27.5 million to $715.6 million at June 30, 2010 compared to $688.0 million three months earlier and $649.1 million a year ago. The loan to deposit ratio was 1.00 at June 30, 2010 compared to 1.20 at June 30, 2009.

Borrowings were $28.0 million at June 30, 2010 compared to $150.0 million a year ago. The Company further paid down its borrowings by an additional $5.0 million during the most recent quarter. In addition to the reduction in borrowings the Company’s improved liquidity was demonstrated by strategically increasing cash and investments by $39.2 million from March 31, 2010 as part of the Company’s overall liquidity strategy.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provided non-GAAP financial measures for tangible common equity, along

RVSB First Quarter Fiscal 2011 Results
July 15, 2010

with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

	June 30,	March 31,	June 30,
(Dollars in thousands)	2010	2010	2009

Shareholders’ equity	$85,718	$83,934	$89,114
Goodwill	25,572	25,572	25,572
Other intangible assets, net	781	823	940

Tangible shareholders’ equity	$59,365	$57,539	$62,602

Total assets	$863,424	$837,953	$920,390
Goodwill	25,572	25,572	25,572
Other intangible assets, net	781	823	940

Tangible assets	$837,071	$811,558	$893,878

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $863 million, it is the parent company of the 87 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. There are 17 branches, including ten in Clark County, two in Multnomah County and three lending centers. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital, the amount of capital it intends to raise and its intended use of that capital. The credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; the Company’s compliance with regulatory enforcement actions; we have entered into with the OTS and the possibility that our noncompliance could result in the imposition of additional enforcement actions and additional requirements or restrictions on our operations; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2010 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB First Quarter Fiscal 2011 Results
July 15, 2010

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	June 30, 2010	March 31, 2010	June 30, 2009
ASSETS

Cash (including interest-earning accounts of $41,435, $3,384,	$53,244	$13,587	$43,868
and $25,275)
Loans held for sale	667	255	180
Investment securities held to maturity, at amortized cost	511	517	523
Investment securities available for sale, at fair value	6,727	6,802	13,349
Mortgage-backed securities held to maturity, at amortized	203	259	479
Mortgage-backed securities available for sale, at fair value	2,554	2,828	3,701
Loans receivable (net of allowance for loan losses of $19,565,
$21,642, and $17,776)	697,795	712,837	760,283
Real estate and other pers. property owned	14,908	13,325	16,012
Prepaid expenses and other assets	7,560	7,934	2,964
Accrued interest receivable	2,653	2,849	2,966
Federal Home Loan Bank stock, at cost	7,350	7,350	7,350
Premises and equipment, net	16,201	16,487	19,187
Deferred income taxes, net	11,197	11,177	8,116
Mortgage servicing rights, net	493	509	545
Goodwill	25,572	25,572	25,572
Core deposit intangible, net	288	314	395
Bank owned life insurance	15,501	15,351	14,900

TOTAL ASSETS	$863,424	$837,953	$920,390

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$715,573	$688,048	$649,068
Accrued expenses and other liabilities	8,224	6,833	6,315
Advance payments by borrowers for taxes and insurance	194	427	190
Federal Home Loan Bank advances	28,000	23,000	5,000
Federal Reserve Bank advances	-	10,000	145,000
Junior subordinated debentures	22,681	22,681	22,681
Capital lease obligation	2,599	2,610	2,640
Total liabilities	777,271	753,599	830,894

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2010 – 10,923,773 issued and outstanding;	109	109	109
March 31, 2010 – 10,923,773 issued and outstanding;
June 30, 2009 – 10,923,773 issued and outstanding;
Additional paid-in capital	46,980	46,948	46,872
Retained earnings	40,643	38,878	44,665
Unearned shares issued to employee stock ownership trust	(773)	(799)	(876)
Accumulated other comprehensive loss	(1,241)	(1,202)	(1,656)
Total shareholders’ equity	85,718	83,934	89,114

Noncontrolling interest	435	420	382
Total equity	86,153	84,354	89,496

TOTAL LIABILITIES AND EQUITY	$863,424	$837,953	$920,390

RVSB First Quarter Fiscal 2011 Results
July 15, 2010

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
	Three Months Ended
(In thousands, except share data) (Unaudited)	June 30, 2010	March 31, 2010	June 30, 2009
INTEREST INCOME:
Interest and fees on loans receivable	$11,193	$10,950	$11,710
Interest on investment securities-taxable	55	47	98
Interest on investment securities-non taxable	15	15	32
Interest on mortgage-backed securities	26	29	40
Other interest and dividends	15	17	14
Total interest income	11,304	11,058	11,894

INTEREST EXPENSE:
Interest on deposits	1,901	2,102	2,694
Interest on borrowings	385	389	520
Total interest expense	2,286	2,491	3,214
Net interest income	9,018	8,567	8,680
Less provision for loan losses	1,300	5,850	2,350

Net interest income after provision for loan losses	7,718	2,717	6,330

NON-INTEREST INCOME:
Fees and service charges	1,099	997	1,244
Asset management fees	521	451	509
Gain on sale of loans held for sale	119	175	401
Impairment of investment security	-	(88)	(258)
Bank owned life insurance income	150	147	151
Other	347	164	56
Total non-interest income	2,236	1,846	2,103

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,940	4,021	3,875
Occupancy and depreciation	1,141	1,123	1,233
Data processing	252	252	240
Amortization of core deposit intangible	26	27	30
Advertising and marketing expense	135	105	159
FDIC insurance premium	421	394	695
State and local taxes	171	326	149
Telecommunications	107	104	116
Professional fees	326	391	304
Real estate owned expenses	166	4,634	609
Other	580	549	578
Total non-interest expense	7,265	11,926	7,988

INCOME (LOSS) BEFORE INCOME TAXES	2,689	(7,363)	445
PROVISION (BENEFIT) FOR INCOME TAXES	924	(2,660)	102
NET INCOME (LOSS)	$1,765	$(4,703)	$343

Earnings (loss) per common share:
Basic	$0.16	$(0.44)	$0.03
Diluted	$0.16	$(0.44)	$0.03
Weighted average number of shares outstanding:
Basic	10,735,946	10,729,788	10,711,313
Diluted	10,735,946	10,729,788	10,711,313

RVSB First Quarter Fiscal 2011 Results
July 15, 2010

(Dollars in thousands)	At or for the three months ended
	June 30, 2010	March 31, 2010	June 30, 2009
AVERAGE BALANCES
Average interest–earning assets	$ 755,123	$ 766,159	$ 821,429
Average interest-bearing liabilities	656,099	686,175	726,740
Net average earning assets	99,024	79,984	94,689
Average loans	729,851	736,850	791,548
Average deposits	699,483	672,852	645,942
Average equity	86,431	89,849	90,481
Average tangible equity	60,051	63,429	63,994

ASSET QUALITY	June 30, 2010	March 31, 2010	June 30, 2009

Non-performing loans	32,954	36,011	41,057
Non-performing loans to total loans	4.59%	4.90%	5.28%
Real estate owned	14,908	13,325	16,012
Non-performing assets	47,862	49,336	57,069
Non-performing assets to total assets	5.54%	5.89%	6.20%
Net loan charge-offs in the quarter	3,377	2,437	1,548
Net charge-offs in the quarter/average net loans	1.86%	1.34%	0.78%

Allowance for loan losses	19,565	21,642	17,776
Allowance for loan losses and unfunded loan
commitments	19,755	21,827	18,052
Average interest-earning assets to average
interest-bearing liabilities	115.09%	111.66%	113.03%
Allowance for loan losses to
non-performing loans	59.37%	60.10%	43.30%
Allowance for loan losses to total loans	2.73%	2.95%	2.28%
Allowance for loan losses and
unfunded loan commitments to total loans	2.75%	2.97%	2.32%
Shareholders’ equity to assets	9.93%	10.02%	9.68%

LOAN MIX	June 30, 2010	March 31, 2010	June 30, 2009
Commercial and construction
Commercial	$ 106,002	$ 108,368	$ 127,366
Other real estate mortgage	455,106	459,178	437,590
Real estate construction	68,717	75,456	123,505
Total commercial and construction	629,825	643,002	688,461
Consumer
Real estate one-to-four family	84,956	88,861	86,686
Other installment	2,579	2,616	2,912
Total consumer	87,535	91,477	89,598

Total loans	717,360	734,479	778,059

Less:
Allowance for loan losses	19,565	21,642	17,776
Loans receivable, net	$ 697,795	$ 712,837	$ 760,283

RVSB First Quarter Fiscal 2011 Results
July 15, 2010

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
June 30, 2010	(Dollars in thousands)
Non-performing assets

Commercial	$ 1,121	$ 2,689	$ 3,179	$ -	$ -	$ 6,989
Commercial real estate	3,060	245	1,150	-	-	4,455
Land	-	215	7,813	258	1,379	9,665
Multi-family	-	-	-	-	-	-
Commercial construction	-	-	-	-	-	-
One-to-four family construction	3,300	3,836	1,734	1,278	-	10,148
Real estate one-to-four family	250	310	1,125	12	-	1,697
Consumer	-	-	-	-	-	-
Total non-performing loans	7,731	7,295	15,001	1,548	1,379	32,954

REO	3,205	2,317	5,322	4,064	-	14,908

Total non-performing assets	$ 10,936	$ 9,612	$ 20,323	$ 5,612	$ 1,379	$ 47,862

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
June 30, 2010	(Dollars in thousands)
Land and spec construction loans

Land development loans	$ 7,229	$ 4,399	$ 48,087	$ 317	$ 8,240	$ 68,272
Spec construction loans	4,152	10,836	11,847	1,278	-	28,113

Total land and spec construction	$ 11,381	$ 15,235	$ 59,934	$ 1,595	$ 8,240	$ 96,385

RVSB First Quarter Fiscal 2011 Results
July 15, 2010

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2010	March 31, 2010	June 30, 2009

Efficiency ratio (4)	64.55%	114.53%	74.08%
Coverage ratio (6)	124.13%	71.83%	108.66%
Return on average assets (1)	0.84%	(2.22)%	0.15%
Return on average equity (1)	8.19%	(21.23)%	1.52%
Average rate earned on interest-earned assets	6.01%	5.86%	5.82%
Average rate paid on interest-bearing liabilities	1.40%	1.47%	1.77%
Spread (7)	4.61%	4.39%	4.05%
Net interest margin	4.79%	4.54%	4.25%

PER SHARE DATA
Basic earnings per share (2)	$ 0.16	$ (0.44)	$ 0.03
Diluted earnings per share (3)	0.16	(0.44)	0.03
Book value per share (5)	7.85	7.68	8.16
Tangible book value per share (5)	5.43	5.27	5.73
Market price per share:
High for the period	$ 3.81	$ 2.94	$ 3.90
Low for the period	2.24	2.21	2.63
Close for period end	2.43	2.30	3.02
Cash dividends declared per share	-	-	-

Average number of shares outstanding:
Basic (2)	10,735,946	10,729,788	10,711,313
Diluted (3)	10,735,946	10,729,788	10,711,313

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.